Exhibit 99.1

CCG Investor Relations

Mr. Crocker Coulson, President

Phone: +1-646-213-1915 (New York)

Email: crocker.coulson@ccgir.com

Website: www.ccgirasia.com

Orient Paper, Inc.

Winston Yen, CFO

Phone: +1-562-818-3817 (Los Angeles)

Email: info@orientalpapercorporation.com

For Immediate Release

Orient Paper, Inc Acquires Digital Photo Paper Plant Assets

BAODING, Hebei, China – December 8, 2009, Orient Paper, Inc. (OTC Bulletin Board: ORPN) (“Orient Paper” or the “Company”), which controls and operates Hebei Baoding Orient Paper Milling Co., Ltd. (“HBOP”), a leading manufacturer and distributor of diversified paper products in Hebei, China, today announced the acquisition of digital photo paper plant assets.

The Company entered into an asset purchase agreement on November 25, 2009 to gain ownership of all assets owned by Hebei Shuangxing Paper Co., Ltd., including two coating production lines of digital photo paper. The purchase price for the production lines is RMB 93 million (approximately $13.6 million). The Company plans to commence operations using the newly acquired equipment in the first quarter of 2010, following completion of maintenance and integration. Orient Paper expects the digital photo paper segment to generate high gross profit margin and substantial net income for fiscal year 2010. The Company intends to fund the acquisition with the proceeds of its recent financing and cash from operations.

“We are pleased to announce our entry into the digital photo paper market. The digital photo paper segment is a high end and profitable market that presents attractive growth potential,” said Mr. Zhenyong Liu, chairman and CEO of Orient Paper. “We believe the digital photo paper segment will significantly contribute to our revenue and net income growth in fiscal 2010. We maintain a positive growth outlook as we expand our operations and product offering with continued focus on quality and efficiency.”

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiaries, Shengde Holdings, Inc. and Baoding Shengde Paper Co., Ltd., controls and operates Hebei Baoding Orient Paper Milling Co., Ltd ("HBOP"). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugating medium paper, offset printing paper, writing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. As one of the largest paper producers in Hebei Province, China, the Company is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.orientalpapercorporation.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the ability of the company to finalize the asset purchase agreement and generate revenue and net income projected by management; the actions and initiatives of current and potential competitors; the Company’s ability to introduce new products; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

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